AGREEMENT

This agreement is dated the 31st of May, 2010.

BETWEEN :	Dennis Dalley, whose address is Lot 11 Inswood Drive, Kingston 8, Jamaica, W.I. ( hereinafter after referred to as “ Dennis ” ),

AND:	Imex International Corp., whose registered address is 245 East Liberty Street, Suite 200, Reno, Nevada 89501. ( hereinafter referred to as “ the Company” )

WHEREAS:	The Company would like to send a technical representative to China, where the QES100 demonstration unit would be demonstrated sometime in late July and early August of this year. However, on account of the expenditures involved with such a trip, amounting to about $5,000, the Company would require an advancement of the funds from Dennis. The Company would also require an additional $ 10,000 for legal and accounting fees.

WHEREAS:	Dennis, being the President of the Company, will advance funding of $5,000 towards the estimated cost of the return trip to China, of a technical representative appointed by the Company and a further $ 10,000 to settle legal and accounting fees. Dennis shall also advance funds as required by the Company from time to time at Dennis’ sole discretion.

Therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Dennis will advance funds to the representative appointed by the Company; such payments to include air fares, hotel accommodation, ground transportation, meals, entertainment expenses, etc., but such expenses not to exceed $6,000. Dennis will advance a further $ 10,000 for payment of legal and accounting fees.

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2.	Any funds advanced by Dennis, are interest free, and shall be payable after six (6) months of the Company becoming publicly listed on the OTCBB.

3.	This agreement shall be governed by, subject to, interpreted and enforced in all respects in accordance with the laws of Nevada in the United States.

4.	Both parties shall keep in strict confidence from all third parties (excluding their affiliates), all matters concerning the business affairs and transactions undertaken pursuant to this agreement except as necessary for reporting purposes to the SEC, and to carry out the intent of this agreement.

5.	This agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior proposals, negotiations, agreements, understanding, representatives and warranties of any form of nature whatsoever, whether oral or written, whether expressed or implied, which may be been entered into between the parties related to its subject matter.

6.	A copy of this Agreement, or any other document(s) executed and/or signed by any of the Parties hereto and sent to the other Party by facsimile transmission carries the full force and effect as if it were the hand delivered original.

IN WITNESS WHEREOF, the parties have entered into this agreement by their duly authorized representative.

IMEX INTERNATIONAL CORP.

/s/ Dennis Dalley __________________________ Authorized Signatory /s/ Dennis Dalley __________________________ DENNIS DALLEY